Exhibit 8.2
[Letterhead of Osler, Hoskin & Harcourt LLP]
May 4, 2011
Bank of Montreal
100 King Street West
First Canadian Place
18th Floor
Toronto, ON M5X 1A1
Ladies and Gentlemen:
     We have acted as Canadian tax counsel to Bank of Montreal (“BMO”) in connection with the filing by BMO of its Registration Statement filed on Form F-3 dated May 4, 2011 (the “Registration Statement”) for Senior Debt Securities, Subordinated Debt Securities, common shares and preferred shares. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” in the Registration Statement constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the limitations, qualifications, exceptions and assumptions referred to therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Yours very truly,
/s/ Osler, Hoskin & Harcourt LLP